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                                                                    EXHIBIT 10.2



                                  AMENDMENT OF
                              EMPLOYMENT AGREEMENT

         WHEREAS, Acsys, Inc. (formerly known as ICCE, Inc., and referred to herein as the "Parent Company"), Acsys Resources, Inc. (the "Company"), and Harry J. Sauer (the "Executive") have entered into an employment agreement dated September 1997 (the "Employment Agreement");

         WHEREAS, the Parent Company, Tiberia B.V. ("Tiberia"), Platform Purchaser Inc. ("Purchaser"), Vedior N.V. and Select Appointments North America Inc. have entered into an agreement dated April 16, 2000 (the "Merger Agreement") providing for the merger of Purchaser with and into the Parent Company with the Parent Company surviving as a wholly owned subsidiary of Tiberia (the "Merger"), and a condition of the consummation of the Merger pursuant to the Merger Agreement is that the Executive enter into this amendment;

         WHEREAS, subject to the terms of the Merger Agreement, Purchaser is to purchase Shares pursuant to an Offer if the Minimum Tender Condition is satisfied, and the date on which such purchase occurs is referred to as the "Tender Date" for purposes of this amendment (as the terms "Shares," "Offer," and "Minimum Tender Condition" are defined in the Merger Agreement);

         NOW, THEREFORE, pursuant to Section 4.5 of the Employment Agreement, IT IS AGREED by and among the parties hereto that, effective as of the Tender Date, the Employment Agreement is hereby amended in the following particulars; provided however, that this amendment shall be without effect if the Tender Date does not occur, or if the Executive's employment with the Company terminates prior to the Tender Date:

1. By substituting the phrase "until (and including the date of) the two-year anniversary of the Tender Date (as defined below)" for the phrase "for a period of three (3) years" where the latter phrase appears in Section 1.1 of the Employment Agreement, and by deleting the second sentence of Section 1.1.

2. By substituting the phrase "Executive Vice President - Professional Services" for the word "President" in each place the latter word appears in Section 1.2 of the Employment Agreement.

3.       By substituting the following for Section 1.3 of the Employment
         Agreement:

                  "1.3     Compensation. For services to be rendered by
         Executive under this Agreement, Company shall pay Executive an annual base salary of $225,000. In addition, Executive shall be eligible to receive bonus compensation as hereinafter set forth. The determination of such bonus amount and the time of payment of such bonus shall be substantially in accordance with the description of the determination of such bonus in

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         accordance with Exhibit A to this Agreement, which is attached to and forms a part of this Agreement. The revenue and EBITDA goals for the year 2000 shall be as currently set forth in the budget prepared by the Company's management for the year 2000. The revenue and EBITDA goals for the year 2001 shall be established by the Company's management in accordance with historical practices but shall be subject to approval by the Company's Board of Directors. Notwithstanding the foregoing provisions of this Section 1.3, in no event shall the total annual bonus paid for any calendar year beginning on or after January 1, 2000 be less than $75,000."

4.       By adding the following new Section 1.4(d) to the Employment Agreement:

                  "(d)     Acsys, Inc. ("Acsys"), Tiberia B.V. ("Tiberia"),
         Platform Purchaser Inc. ("Purchaser"), Vedior N.V. and Select Appointments North America Inc. have entered into an agreement dated April 16, 2000 (the "Merger Agreement") providing for the merger of Purchaser with and into Acsys with Acsys surviving as a wholly owned subsidiary of Tiberia (the "Merger"). Subject to the terms of the Merger Agreement, Purchaser is to purchase Shares pursuant to an Offer if the Minimum Tender Condition is satisfied, and the date on which such purchase occurs is referred to as the "Tender Date" for purposes of this Agreement (as the terms "Shares," "Offer," and "Minimum Tender Condition" are defined in the Merger Agreement). As of the Tender Date, the Company shall make a lump sum cash payment to the Executive equal to $487,500, if the Executive is employed by the Company on that date. As soon as practicable after the two-year anniversary of the Tender Date, if the Executive is employed by the Company on such two-year anniversary, the Executive shall be entitled to a second payment of $487,500."

5. By substituting the phrase "following termination of employment for any reason" for the phrase "thereafter, unless Executive is terminated other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below)" where the latter phrase appears in the first sentence of each of Sections 2.2, 2.3, and 2.4 of the Employment Agreement.

6. By deleting paragraphs (a), (b), and (c) of Section 3.2 of the Employment Agreement, and substituting the following for such paragraphs:

                  "(a) a material breach by the Company of any material provision of this Agreement; provided, however that a change in the Executive's duties, responsibilities, authority, or reporting relationships shall not constitute a basis for a "Good Reason" termination unless either (i) such change results in assignment to the Executive of a position that is at a lower rank than the rank held by the Executive immediately prior to the change, or (ii) the Executive is assigned tasks that would be materially inconsistent with those of the position assigned to the Executive, or the Executive, in any material respect, fails to be given the authority, power, responsibilities and duties as are inherent in the position assigned to the Executive and necessary to carry out the Executive's responsibilities and the duties of the position; or



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                  (b) relocation of Executive out of the metropolitan
         Philadelphia area, provided, however, that the Executive shall from time to time, as may be necessary to facilitate the Company's business, be required to render a portion of his services hereunder at the Company's corporate headquarters in Washington D.C."

7.       By substituting the following for Section 3.3(a) of the Employment
         Agreement:

                  "(a)     Termination Without Cause, Resignation for Good
         Reason. If the Executive's employment with the Company terminates at any time on or after the Tender Date, and prior to the two-year anniversary of the Tender Date, and any one of the paragraphs (i), (ii) or (iii) below are applicable to the termination, Executive shall be entitled to a lump sum severance payment of $487,500:

                           (i) the Executive resigns for Good Reason;

                           (ii) the Executive's employment is terminated for Cause under circumstances described in Section 3.1(c)(vi) (relating to termination for failure to meet performance expectations), none of the other circumstances of "Cause" as described in Section 3.1(c)(i) through (v) are applicable to the Executive, and there has not been willful and continued dereliction of duties by the Executive that is not corrected by the Executive within a reasonable period of time after a written demand for corrective action is delivered to the Executive by the Company's Chief Executive Officer; or

                           (iii) the Executive's employment is terminated by the Company without Cause."

8. The first sentence of Section 3.3(b) of the Employment Agreement is deleted in its entirety and there is substituted in its place the following:

         "If Executive voluntarily resigns for other than Good Reason, Executive shall not be entitled to any severance pay."

9. By deleting the following sentence where it appears in Section 3.3(c) of the Employment Agreement:

         "If termination is for Cause pursuant to Section 3.1(c)(vi), then Executive shall be entitled to severance equal to pay for the remainder of the then-current term of this Agreement, or equal to one year's Base Salary at his then-current rate, whichever is greater."


         IN WITNESS WHEREOF, the parties have agreed to this Amendment of the Employment Agreement as of this 16th day of April, 2000.
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Acsys, Inc.                                   Harry J. Sauer

By  /s/ David C. Cooper                               /s/ Harry J. Sauer
   ------------------------                           ------------------------

Acsys Resources, Inc.

By /s/ David C. Cooper
  -------------------------
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                                    Exhibit A

                              Acsys Inc. Year 2000
                         Professional Services Division
                       Field Operations Bonus Calculations

Executive/Group Director:                     Can earn 100% of base salary
         Eligible Employees:  H. Sauer, J. Rudman, K. Norris,
                              T. Justiss, C. Pappas

Regional/Area Director:                       Can earn 50% of base salary
         Eligible Employees:  K. Kuzmanoff, D. Leininger, M. Dykes, T. Visotsky,
                              E. Turner,  L. Bowman

Quarterly Pay out  (50% of the total bonus calculation)

The quarterly bonus, to be paid on April 30, July 31, Oct 31 and Jan 31, will be based on the following criteria:

         Based on meeting budget goals of
                                     Revenue                Weighted at 50%
                                     EBITDA                 Weighted at 30%
         Maintaining 95% of A/R less than 120 days old      Weighted at 20%

Annual Pay Out (50% of the total bonus calculation)

The annual bonus, to be paid on Jan 31, will be based on the following criteria:

         Based on meeting budget goals of
                                     Revenue                Weighted at 50%
                                     EBITDA                 Weighted at 50%


< 105% of budget-0%                 110% of budget-           50%               116% of budget-           80%
105% of budget-            25%      111% of budget-           55%               117% of budget-           85%
106% of budget-            30%      112% of budget-           60%               118% of budget-           90%
107% of budget-            35%      113% of budget-           65%               119% of budget-           95%
108% of budget-            40%      114% of budget-           70%               120% of budget-           100%
109% of budget-            45%      115% of budget-           75%               Discretionary